Exhibit (j)(1)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 104 to Registration Statement No. 002-73133 on Form N-1A of our report dated November 18, 2011, relating to the financial statements and financial highlights of Fidelity Asset Manager 20%, Fidelity Asset Manager 30%, Fidelity Asset Manager 40%, Fidelity Asset Manager 50%, Fidelity Asset Manager 60%, Fidelity Asset Manager 70%, and Fidelity Asset Manager 85%, each a series of Fidelity Charles Street Trust, appearing in the Annual Report on Form N-CSR of Fidelity Charles Street Trust, for the year ended September 30, 2011, and to the references to us under the heading "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firms" in the Statements of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

November 23, 2011